Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS SEPTEMBER QUARTER EARNINGS

Earnings per share of 5 cents with revenue growth of 17% over the same quarter last year

LOS ALTOS, CA – October 16, 2003 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip-to-chip interface products and services, today reported financial results for its third quarter ended September 30, 2003. Earnings per share for the September quarter were 5 cents, compared to 6 cents in the same period last year and 4 cents in the previous quarter. Net income for the September quarter was $5.0 million (18% of revenues), compared to $5.9 million in the same period last year and $4.5 million in the previous quarter. Revenue for the quarter was $28.6 million, up 17% over the same period last year and down 2% from the previous quarter.

“Momentum in our RaSer serial link interface product line continues with over 20 customer contracts signed to date,” said Geoff Tate, CEO of Rambus Inc. “We’ve made significant progress this quarter by expanding key programs with companies such as Synopsys, ALi and Denali in establishing our PCI Express serial link solutions in the marketplace. Additionally, our memory interface product lines continue to deliver, with Samsung recently moving its 1200MHz RDRAM chip into mass production, and our recent road map announcement to bring XDR DRAM to PC main memory by 2006.”

Third quarter results reflect $4.0 million in contract revenue, up 222% over the same period last year and up 7% from the previous quarter. This increase in contract revenue over last year primarily reflects the contracts signed this year for XDR memory interface and Redwood interface technologies. September quarter results include $24.6 million in royalties, up 6% over the same period last year and down 4% from the previous quarter.

Total costs and expenses in the September quarter decreased 7% from last quarter primarily as a result of a 27% decrease in litigation expense. The increase in cost of contract revenues was driven by the milestones on the contracts for XDR memory interface technology, Redwood interface technology and RaSer interface technology. This increase was partially offset by a decline in research and development. Total costs and expenses were $22.2 million versus $23.9 million last quarter and $17.0 million in the comparable period last year.

Q3 earnings announcement call live on website (www.rambus.com) at 2:00 p.m. PDT. Conference call replay number 800-642-1687 ID number 3283064; replay also available on website.

Replay available for one week, beginning at 5:00 p.m. PDT.

About Rambus

Rambus is one of the world’s leading providers of chip-to-chip interface products and services. The company’s breakthrough technology and engineering expertise have helped leading chip and system companies to solve their challenging I/O problems and bring industry-leading products to market. Rambus’s interface solutions can be found in numerous computing, consumer electronic and networking products. Additional information is available at www.rambus.com.

This release and the conference call on today’s date contain forward-looking statements under the Private Securities Litigation Reform Act of 1995 regarding the Company’s financial prospects, development plans, anticipated product shipment dates, litigation prospects, relations with licensees and other third parties and various other matters. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the possibility of inadequate shipments of Rambus RDRAM memory devices and controllers for the Sony PlayStation2 and the PC main memory market, the market response to these products, the continued deterioration in the DRAM market, any delay in the development of Rambus-based products by licensees, any delay in the development and shipment of new Rambus products, any delay in the development and shipment of products compatible with Rambus products, a strong response of the market to competing technology, a lack of progress on price and cost reduction by RDRAM suppliers, a failure to sign new contracts or maintain existing contracts for RDRAM, Yellowstone, RaSer or SDRAM-compatible and DDR-compatible ICs, adverse litigation decisions and other factors that are described in our SEC filings including our 10-K and 10-Qs.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2003	2003	2002	2003	2002
Revenues:
Contract revenues	$4,005	$3,743	$1,244	$11,015	$4,473
Royalties	24,555	25,452	23,236	74,819	67,228

Total revenues	28,560	29,195	24,480	85,834	71,701

Costs and expenses:
Cost of contract revenues	4,247	3,348	1,819	10,805	5,447
Research and development	7,565	8,136	6,116	22,968	17,186
Marketing, general & administrative	5,711	6,006	6,268	17,771	18,439
Litigation expense	4,650	6,368	2,779	18,095	6,769

Total costs and expenses	22,173	23,858	16,982	69,639	47,841

Operating income	6,387	5,337	7,498	16,195	23,860
Interest and other income, net	976	1,321	1,555	5,281	4,647

Income before income taxes	7,363	6,658	9,053	21,476	28,507
Provision for income taxes	2,356	2,130	3,168	6,872	9,977

Net income	$5,007	$4,528	$5,885	$14,604	$18,530

Net income per share – basic	$0.05	$0.05	$0.06	$0.15	$0.19

Net income per share – diluted	$0.05	$0.04	$0.06	$0.14	$0.18

Shares used in per share calculations:
Basic	97,498	97,414	97,644	97,361	98,973
Diluted	106,001	105,498	98,749	105,044	101,313

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	June 30,	December 31,
	2003	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$11,872	$59,357	$28,656
Marketable securities	42,476	37,907	36,081
Accounts receivable	2,987	3,935	1,080
Prepaid and deferred taxes	11,154	12,005	7,824
Prepaids and other current assets	4,869	5,575	2,648

Total current assets	73,358	118,779	76,289
Property and equipment, net	11,210	11,746	12,375
Marketable securities, long-term	123,322	89,174	111,095
Restricted investments	4,566	4,603	11,986
Deferred taxes, long-term	35,355	33,431	32,777
Other assets	2,967	3,010	6,001

Total assets	$250,778	$260,743	$250,523

Total cash, cash equivalents, marketable securities and restricted investments	$182,236	$191,041	$187,818

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$10,086	$11,260	$10,386
Deferred revenue	22,593	22,692	22,218

Total current liabilities	32,679	33,952	32,604
Deferred revenue, less current portion	13,040	15,808	15,542

Total liabilities	45,719	49,760	48,146

Stockholders’ equity:
Common Stock	97	98	97
Additional paid-in capital	251,522	262,402	262,839
Deferred stock-based compensation	—	—	—
Accumulated other comprehensive gain	465	515	1,069
Accumulated deficit	(47,025)	(52,032)	(61,628)

Total stockholders’ equity	205,059	210,983	202,377

Total liabilities and stockholders’ equity	$250,778	$260,743	$250,523